August 8, 2014

PDC Energy Announces 2014 Second Quarter Results with Production Growth of 64% to 29,700 Boe per Day; Increases Full-Year Production Guidance over 10% Due to Wattenberg Field Outperformance
DENVER, August 8, 2014 (GLOBE NEWSWIRE) -- PDC Energy, Inc. ("PDC," the "Company," "we" or "us") (NASDAQ: PDCE) today reported its 2014 second quarter financial and operating results from continuing operations.

2014 Second Quarter Highlights Compared to 2013 Second Quarter

•	Increased production 64% to 29,700 barrels of oil equivalent per day ("Boe/d").

•	Increased crude oil and natural gas liquids ("NGLs") production 66% to 16,350 Boe/d.

•	Increased crude oil, natural gas and NGLs sales by 81% to $140 million.

Additional Highlights

•	Agreed to sell its 50% interest in the PDCM Marcellus Joint Venture for approximately $250 million.

•	Increased its Utica Shale leasehold by approximately 13,000 net acres to over 67,000 total net acres, with an estimated 350 drilling locations.

Bart Brookman, President and Chief Operating Officer, commented, "We had an excellent second quarter from an operational standpoint as we exceeded our quarterly production guidance by over 10%, which positioned us to raise full-year 2014 guidance.  Adjusted cash flows from operations also exceeded our expectations due to the strong production volumes and higher than expected commodity prices.  With the addition of the fifth Wattenberg drilling rig and the second Utica rig, we anticipate solid production growth in the second half of 2014 and 2015. We expect to fully fund our 2014 capital expenditures of $647 million from cash flow, cash on hand at the beginning of the year and proceeds from the sale of our Marcellus joint venture interests."

Financial Results

Net loss for the second quarter of 2014 was $28.2 million, or $0.79 per diluted share, compared to net income of $19.9 million, or $0.64 per diluted share, for the second quarter of 2013. Adjusted net loss, a non-U.S. GAAP financial measure defined below, was $1.5 million for the second quarter of 2014, compared to an adjusted net income of $7.0 million for the comparable period of 2013. Excluding the after-tax impact of a litigation charge recorded in general and administrative expense, adjusted net income in the current period would have been $11.4 million. Net cash from operating activities increased to $51.1 million in the second quarter of 2014, compared to net cash used in operating activities of $2.2 million in the second quarter of 2013. Adjusted cash flows from operations, a non-U.S. GAAP financial measure defined below, increased 20% to $55.0 million in the second quarter of 2014, compared to $46.4 million in the comparable period of 2013. Excluding the after-tax impact of the litigation charge recorded in general and administrative expense, adjusted cash flows in the second quarter would have been $75.8 million.

Second quarter 2014 production increased 64% to 29,700 Boe/d compared to 18,100 Boe/d in the second quarter of 2013, and increased 11% compared to 26,700 Boe/d in the first quarter of 2014. The increase in production over second quarter 2013 was primarily due to successful horizontal drilling in the Wattenberg Field.

Crude oil, natural gas and NGLs sales revenues increased 81% to $139.9 million in the second quarter of 2014, compared to $77.5 million in the second quarter of 2013. The increase was primarily due to the increase in production between periods. The average

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sales price, excluding net settlements on derivatives, increased 10% to $51.78 per Boe for the second quarter of 2014, compared to $47.10 per Boe for the same 2013 period.

Net commodity price risk management activities for the second quarter of 2014 resulted in a loss of $53.4 million, which was comprised of $10.4 million of negative net settlements and a $43.0 million loss in net change in fair value of unsettled derivatives. Commodity price risk management activities for the second quarter of 2013 resulted in a net gain of $24.7 million, comprised of $3.9 million of positive net settlements and a $20.8 million gain in net change in fair value of unsettled derivatives.

Production costs were $26.8 million, or $9.90 per Boe, for the second quarter of 2014, compared to $16.2 million, or $9.83 per Boe, for the second quarter of 2013, representing a 1% increase on a per Boe basis. Lease operating expense for the second quarter of 2014 increased 2% to $4.28 per Boe compared to $4.19 per Boe in the second quarter of 2013, primarily due to workover and maintenance related projects.

General and administrative ("G&A") expense was $40.7 million for the second quarter of 2014, up from $15.8 million for the second quarter of 2013. The increase in G&A expense was largely attributable to a litigation charge with an estimated value of approximately $20.8 million related to an ongoing lawsuit. The remainder of the increase is attributable to an increase in legal and other professional costs, and an increase in payroll and benefits.

Depreciation, depletion and amortization ("DD&A") expense was $53.7 million, or $19.89 per Boe, in the second quarter of 2014, compared to $27.8 million, or $16.89 per Boe, in the second quarter of 2013. The DD&A expense increase in the second quarter of 2014 compared to the second quarter of 2013 was due to higher production volumes and a higher per Boe DD&A rate.

2014 Guidance Update

The Company increased its 2014 full-year guidance which it provided at its Analyst Day in April 2014. Production guidance increased to a range of 10.7 to 10.9 million barrels of oil equivalent (“MMBoe”) (or 29,300 to 29,850 Boe per day), from initial guidance of 9.5 to 10.0 MMBoe. This new guidance is estimated to be reduced by 0.3 MMBoe following the close of the sale of the Marcellus interests in the fourth quarter of 2014. Revenues are expected to be in the $518 million to $543 million range, from initial guidance of $461 million to $498 million; and adjusted cash flows from operations, a non-U.S. GAAP financial measure defined below, are expected to be in the $275 million to $290 million range, from initial guidance of $270 million to $300 million. The capital expenditures budget is unchanged at $647 million for 2014. The Company will provide additional financial guidance on its quarterly earnings call and in the related slide presentation. Revenue and adjusted cash flows from operations guidance is based on average assumed prices of $90.54 per barrel of oil, $4.05 per Mcf and $32.51 per barrel of NGLs over the second half of 2014.

Operations Update

PDC turned in line 28 operated wells during the second quarter of 2014, substantially all of which were in the Wattenberg Field. In the first half of the year, 46 wells were turned in line. In addition, approximately 11 non-operated wells in the Wattenberg Field were turned in line during the second quarter. The Company spud two horizontal wells in the Utica Shale during the second quarter and 31 horizontal wells in the Wattenberg Field. PDC added a fifth drilling rig in the Wattenberg Field in early June and is currently drilling on a pad in its inner core area. The Company also added a second drilling rig to its Utica Shale development operations in July. As previously announced, PDC increased its Utica Shale leasehold to approximately 67,000 net acres.

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Oil and Gas Operations Cost, Production and Sales Data

The following table provides the components of production costs for the three and six months ended June 30, 2014 and 2013:

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
	(in millions, except per Boe data)
Lease operating expenses	$11.6	$6.9	$19.8	$13.5
Production taxes	8.7	5.3	16.3	10.7
Transportation, gathering and processing expenses	2.2	2.7	4.4	4.3
Overhead and other production expenses	4.3	1.3	7.5	3.5
Total production costs	$26.8	$16.2	$48.0	$32.0
Total production costs per Boe	$9.90	$9.83	$9.40	$9.67

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The following table provides production from continuing operations by area, as well as the weighted-average sales price, for the three and six months ended June 30, 2014 and 2013, excluding net settlements on derivatives:

	Three Months Ended June 30,			Six Months Ended June 30,
	2014	2013	Percent	2014	2013	Percent

Crude oil (MBbls)
Wattenberg Field	1,008.5	605.5	66.6%	1,961.1	1,256.2	56.1%
Utica Shale	68.6	11.3	*	158.9	28.0	*
Marcellus Shale	—	0.9	*	—	1.8	*
Total	1,077.1	617.7	74.4%	2,120.0	1,286.0	64.9%

Weighted-Average Sales Price	$91.77	$87.32	5.1%	$88.94	$87.13	2.1%

Natural gas (MMcf)
Wattenberg Field	4,338.2	2,916.2	48.8%	7,653.2	5,891.7	29.9%
Utica Shale	582.3	43.6	*	1,011.6	43.9	*
Marcellus Shale	2,362.7	1,551.7	52.3%	4,496.7	3,125.7	43.9%
Total	7,283.2	4,511.5	61.4%	13,161.5	9,061.3	45.2%

Weighted-Average Sales Price	$4.08	$3.79	7.7%	$4.29	$3.44	24.7%

NGLs (MBbls)
Wattenberg Field	386.3	275.2	40.4%	730.2	513.5	42.2%
Utica Shale	24.7	1.3	*	60.3	1.3	*
Total	411.0	276.5	48.6%	790.5	514.8	53.6%

Weighted-Average Sales Price	$27.60	$23.55	17.2%	$31.24	$26.76	16.7%

Crude oil equivalent (MBoe)
Wattenberg Field	2,117.9	1,366.7	55.0%	3,966.8	2,751.7	44.2%
Utica Shale	190.4	19.8	*	387.9	36.6	*
Marcellus Shale	393.8	259.6	51.7%	749.5	522.8	43.4%
Total	2,702.1	1,646.1	64.2%	5,104.2	3,311.1	54.2%

Weighted-Average Sales Price	$51.78	$47.10	9.9%	$52.85	$47.41	11.5%
* Percentage change is either not meaningful, or equal to or greater than 300%.

Commodity Price Risk Management Activities

PDC uses various derivative instruments to manage fluctuations in crude oil and natural gas prices. The Company has in place a series of collars and fixed price and basis swaps on a portion of its expected crude oil and natural gas production. For details of its hedge positions, refer to PDC's Quarterly Report on Form 10-Q for the related quarterly period.

Non-GAAP Financial Measures

PDC uses "adjusted cash flows from operations," "adjusted net income (loss)" and "adjusted EBITDA," non-U.S. GAAP financial measures, for internal management reporting, when evaluating period-to-period changes and when providing public guidance on possible future results. PDC believes that each of these measures is useful in providing transparency with respect to certain aspects of its operations. Each of these measures is calculated by eliminating the items set forth in the relevant table below from the most closely comparable U.S. GAAP measure. See Management's Discussion and Analysis of Financial Condition and Results of Operation - Reconciliation of Non-U.S. GAAP Financial Measures in PDC's Annual Report on Form 10-K for the year ended

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December 31, 2013, and other subsequent filings with the Securities and Exchange Commission ("SEC"), for additional disclosure concerning these non-U.S. GAAP measures. These measures are not measures of financial performance under U.S. GAAP and should be considered in addition to, not as a substitute for, net income, cash flows from operations, investing or financing activities or other U.S. GAAP financial measures, and should not be viewed as liquidity measures or indicators of cash flows reported in accordance with U.S. GAAP. The non-U.S. GAAP financial measures that PDC uses may not be comparable to similarly titled measures reported by other companies. Also, in the future, PDC may disclose different non-U.S. GAAP financial measures in order to help its investors more meaningfully evaluate and compare its future results of operations to its previously reported results of operations. PDC strongly encourages investors to review the Company's financial statements and publicly filed reports in their entirety and not to rely on any single financial measure.

The following three tables provide reconciliations of adjusted cash flows from operations, adjusted net income (loss), and adjusted EBITDA to their most comparable U.S. GAAP measures (in millions, except per share data):

Adjusted Cash Flows from Operations
	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Adjusted cash flows from operations:
Net cash from operating activities	$51.1	$(2.2)	$131.6	$42.0
Changes in assets and liabilities	3.9	48.6	(6.9)	56.7
Adjusted cash flows from operations	$55.0	$46.4	$124.7	$98.7

Adjusted Net Income (Loss)
	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Adjusted net income (loss):
Net income (loss)	$(28.2)	$19.9	$(30.3)	$(19.5)
(Gain) loss on commodity derivative instruments	53.4	(24.8)	80.6	(2.6)
Net settlements on commodity derivative instruments	(10.4)	4.0	(18.7)	12.5
Tax effect of above adjustments	(16.3)	7.9	(23.5)	(3.8)
Adjusted net income (loss)	$(1.5)	$7.0	$8.1	$(13.4)
Weighted-average diluted shares outstanding	35.8	31.0	35.7	30.3
Adjusted diluted net income (loss) per share	$(0.04)	$0.23	$0.23	$(0.44)

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Adjusted EBITDA*
	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Net income (loss) to adjusted EBITDA:
Net income (loss)	$(28.2)	$19.9	$(30.3)	$(19.5)
(Gain) loss on commodity derivative instruments	53.4	(24.8)	80.6	(2.6)
Net settlements on commodity derivative instruments	(10.4)	4.0	(18.7)	12.5
Interest expense, net	12.9	13.1	25.5	26.4
Income tax provision	(20.5)	11.4	(21.9)	(10.0)
Impairment of crude oil and natural gas properties	0.9	1.5	1.9	48.0
Depreciation, depletion and amortization	53.7	27.8	100.4	58.0
Accretion of asset retirement obligations	0.9	1.2	1.7	2.5
Adjusted EBITDA	$62.7	$54.1	$139.2	$115.3

Cash from operating activities to adjusted EBITDA:
Net cash from operating activities	$51.1	$(2.2)	$131.6	$42.0
Interest expense, net	12.9	13.1	25.5	26.4
Stock-based compensation	(5.0)	(4.4)	(8.9)	(7.0)
Amortization of debt discount and issuance costs	(1.7)	(1.7)	(3.4)	(3.4)
Loss on sale of properties and equipment	0.4	(1.1)	(0.4)	(1.0)
Other	1.1	1.8	1.7	1.6
Changes in assets and liabilities	3.9	48.6	(6.9)	56.7
Adjusted EBITDA	$62.7	$54.1	$139.2	$115.3

*Amounts include results from continuing and discontinued operations.

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PDC ENERGY, INC.
Consolidated Statements of Operations
(unaudited; in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013

Revenues
Crude oil, natural gas and NGLs sales	$139,924	$77,537	$269,768	$156,976
Sales from natural gas marketing	22,415	18,079	49,352	31,749
Commodity price risk management gain (loss), net	(53,411)	24,724	(80,566)	2,369
Well operations, pipeline income and other	544	965	1,180	2,037
Total revenues	109,472	121,305	239,734	193,131
Costs, expenses and other
Production costs	26,754	16,176	47,958	32,034
Cost of natural gas marketing	22,428	18,065	49,298	31,801
Exploration expense	277	1,437	584	3,126
Impairment of crude oil and natural gas properties	938	1,502	1,917	47,961
General and administrative expense	40,665	15,783	64,277	30,898
Depreciation, depletion, and amortization	53,743	27,800	100,382	55,749
Accretion of asset retirement obligations	855	1,172	1,716	2,320
(Gain) loss on sale of properties and equipment	(363)	(9)	362	(47)
Total cost, expenses and other	145,297	81,926	266,494	203,842
Income (loss) from operations	(35,825)	39,379	(26,760)	(10,711)
Interest expense	(13,060)	(13,089)	(25,890)	(26,446)
Interest income	152	3	403	3
Income (loss) from continuing operations before income taxes	(48,733)	26,293	(52,247)	(37,154)
Provision for income taxes	20,546	(9,791)	21,933	12,701
Income (loss) from continuing operations	(28,187)	16,502	(30,314)	(24,453)
Income from discontinued operations, net of tax	—	3,416	—	4,953
Net income (loss)	$(28,187)	$19,918	$(30,314)	$(19,500)

Earnings per share:
Basic
Income (loss) from continuing operations	$(0.79)	$0.55	$(0.85)	$(0.80)
Income from discontinued operations, net of tax	—	0.11	—	0.16
Net income (loss)	$(0.79)	$0.66	$(0.85)	$(0.64)
Diluted
Income (loss) from continuing operations	$(0.79)	$0.53	$(0.85)	$(0.80)
Income from discontinued operations, net of tax	—	0.11	—	0.16
Net income (loss)	$(0.79)	$0.64	$(0.85)	$(0.64)

Weighted-average common shares outstanding:
Basic	35,762	30,332	35,726	30,301
Diluted	35,762	31,014	35,726	30,301

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2014 Second Quarter Teleconference and Webcast
PDC plans to host a conference call with investors to discuss 2014 second quarter results. The Company invites you to join James Trimble, Chief Executive Officer; Barton Brookman, President and Chief Operating Officer; Gysle Shellum, Chief Financial Officer; and Lance Lauck, Senior Vice President Corporate Development, for a conference call on Friday, August 8, 2014, for a discussion of its results. The related slide presentation will be available on PDC's website at www.pdce.com.
Conference Call and Webcast:

Date/Time: Friday, August 8, 2014, 11:00 a.m. ET
Webcast available at: www.pdce.com
Domestic (toll free): 877-312-5520
International: 253-237-1142
Conference ID: 69042657

Replay Numbers:

Domestic (toll free): 855-859-2056
International: 404-537-3406
Conference ID: 69042657

The replay of the call will be available for six months on PDC's website at www.pdce.com.

Upcoming Investor Presentations

PDC is scheduled to present at the following conferences: EnerCom's The Oil & Gas Conference in Denver, Colorado, on Wednesday, August 20, 2014 and Barclay's CEO Energy-Power Conference in New York, New York on Thursday, September 4, 2014. The related slide presentations will be available on PDC's website, at www.pdce.com, at the start of each presentation.

About PDC Energy, Inc.

PDC Energy, Inc. is a domestic independent exploration and production company that produces, develops, acquires and explores for crude oil, natural gas and NGLs with primary operations in the Wattenberg Field in Colorado, the Utica Shale in southeastern Ohio and the Marcellus Shale in northern West Virginia. Our operations in the Wattenberg Field are focused on the liquid-rich horizontal Niobrara and Codell plays and our Ohio operations are focused on the liquid-rich portion of the Utica Shale play. PDC is included in the S&P SmallCap 600 Index and the Russell 2000 Index of Companies.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 regarding PDC's business, financial condition, results of operations and prospects. All statements other than statements of historical facts included in and incorporated by reference into this release are forward-looking statements. Words such as expects, forecast, guidance, anticipates, intends, plans, believes, seeks, estimates and similar expressions or variations of such words are intended to identify forward-looking statements herein, which may include statements regarding future production and projects, future revenue and adjusted cash flows, closing of the proposed PDCM divestiture; use of expected proceeds from such divestiture, 2014 capital expenditures and the sources of funding for those expenditures, and management's strategies, plans and objectives. However, these are not the exclusive means of identifying forward-looking statements herein. Although forward-looking statements contained in this press release reflect the Company's good faith judgment, such statements can only be based on facts and factors currently known to PDC. Consequently, forward-looking statements are inherently subject to risks and uncertainties, including risks and uncertainties incidental to the exploration for, and the acquisition, development, production and marketing of natural gas and oil, and actual outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. Important factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to:

•	potential impediments to completing the proposed PDCM divestiture on the expected time frame or at all, or greater than expected purchase price adjustments;

•	changes in worldwide production volumes and demand, including economic conditions that might impact demand;

•	volatility of commodity prices for crude oil, natural gas and NGLs;

•	the impact of governmental policies and/or regulations, including changes in environmental and other laws, the interpretation

•	and enforcement related to those laws and regulations, liabilities arising thereunder and the costs to comply with those laws and

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•	regulations;

•	potential declines in the value of our crude oil, natural gas and NGLs properties resulting in impairments;

•	changes in estimates of proved reserves;

•	inaccuracy of reserve estimates and expected production rates;

•	potential for production decline rates from our wells being greater than expected;

•	timing and extent of our success in discovering, acquiring, developing and producing reserves;

•	our ability to secure leases, drilling rigs, supplies and services at reasonable prices;

•
availability of sufficient pipeline, gathering and other transportation facilities and related infrastructure to process and transport our production, particularly in the Wattenberg Field and the Utica Shale, and the impact of these facilities and regional capacity on the prices we receive for our production;

•	timing and receipt of necessary regulatory permits;

•	risks incidental to the drilling and operation of crude oil and natural gas wells;

•	our future cash flows, liquidity and financial condition;

•	competition within the oil and gas industry;

•	availability and cost of capital;

•	reductions in the borrowing base under our revolving credit facility;

•	our success in marketing crude oil, natural gas and NGLs;

•	effect of crude oil and natural gas derivatives activities;

•	impact of environmental events, governmental and other third-party responses to such events, and our ability to insure adequately against such events;

•	cost of pending or future litigation;

•	effect that acquisitions we may pursue have on our capital expenditures;

•	our ability to retain or attract senior management and key technical employees; and

•	success of strategic plans, expectations and objectives for our future operations.

Further, PDC urges you to carefully review and consider the cautionary statements made in this press release and the Company's filings with the SEC for further information on risks and uncertainties that could affect the Company's business, financial condition and results of operations, which are incorporated by this reference as though fully set forth herein. The Company cautions you not to place undue reliance on the forward-looking statements, which speak only as of the date hereof. PDC undertakes no obligation to update any forward-looking statements in order to reflect any event or circumstance occurring after the date of this release or currently unknown facts or conditions or the occurrence of unanticipated events. All forward looking statements are qualified in their entirety by this cautionary statement.

CONTACTS:     Michael Edwards
Senior Director Investor Relations
303-860-5820
michael.edwards@pdce.com

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